ASE Confidential / Security-B

EXHIBIT 1.02

Conflict Minerals Report

Introduction

Advanced Semiconductor Engineering, Inc. (“ASE”, “we”, “our”, “us”) is the world’s largest independent provider of semiconductor packaging and testing services based on 2013 revenues. Our services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronic manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications. We utilize gold, tantalum, tin and tungsten in certain of our activities.

We have 14 facilities located in Taiwan, China, Malaysia, Japan, Singapore, Korea and the United States that provide packaging, testing and materials services to many semiconductor companies around the world. A typical customer engagement involves receiving consigned silicon wafers from the customer, performing a series of manufacturing services on the wafers, and delivering a completed, packaged integrated circuit back to the customer. In the performance of packaging and materials services, we typically add gold and tin as direct materials in the manufacturing process, and we occasionally add tungsten. We do not add tantalum during the manufacturing processes used by our packaging and materials services. We do not use gold, tin, tungsten or tantalum in our testing services.

Since our acquisition of a controlling interest in Universal Scientific Industrial Co., Ltd. in February 2010, we provide a broad range of electronic manufacturing services with annual revenues in excess of $2 billion to a global customer base. We have seven facilities located in Taiwan, China and Mexico that provide electronic manufacturing services. In providing these services, we acquire numerous electronic and non-electronic components, and assemble them into sub-assemblies and finished products. Typical materials and components which we utilize include solder (tin based), electrolytic capacitors (tantalum bearing), integrated circuits (gold wire) and high temperature wires (tungsten). Gold, tin, tungsten and tantalum are essential to our electronic manufacturing services.

Reasonable Country of Origin Inquiry

For our packaging and materials services, we purchase gold, tin and tungsten from 78 suppliers. Each of these 78 suppliers has supplied us with the information required in a template authored by the Electronic Industry Citizenship Coalition, Incorporated & Global e-Sustainability Initiative, or EICC-GeSI, with an accounting of their conflict mineral smelter or refiner sources, or SoRs. Each of these 78 suppliers is in receipt of our conflict minerals policy, and each has confirmed their understanding of its principles and their willingness to comply. Additionally, each supplier has provided to us additional documentation, including a declaration certifying they do not purchase conflict minerals from sources within, or from third parties that purchase from, the Democratic Republic of Congo or its nine adjacent countries, or Covered Countries.

For our electronic manufacturing services, we performed a supply chain assessment of all 1,200 suppliers who provided us with gold, tin, tungsten or tantalum in 2013. We organized the list by annual purchase volume (purchase expenditure in dollars) from largest to smallest and made a determination that for our 2013 Conflict Minerals Report we would analyze suppliers supplying us a purchase volume of greater than $3 million. The purchase volume of the resulting 99 companies accounted for 85% of our total purchase volume in 2013.

Below are the results of our reasonable country of origin inquiry, or RCOI.

Gold

Packaging and Materials Services

1.
During 2013, we purchased gold for our packaging and materials services from a total of 35 suppliers. None of these suppliers are SoRs, and all these suppliers purchased gold from SoRs or from third parties. Based on data we collected, we identified a total of 32 SoRs from which we indirectly purchased gold in 2013 for our packaging and materials services. All 35 of our gold suppliers for our packaging and materials services responded to our request, representing 100% of our total expenditure for gold during 2013 for our packaging and materials services. None of our direct suppliers of gold for our packaging and materials services informed us that they were unable to collect the requested information from their suppliers.

2.
Based on an inspection of the list available at www.conflictfreesourcinginitiative.org conducted on April 25, 2014, 25 of the SoRs from which we indirectly purchased gold in 2013 for our packaging and materials services are participants in the Conflict-Free Smelter Program , or CFSP, operated by the Conflict-Free Sourcing Initiative, or CFSI.

3.
We asked our suppliers of gold for our packaging and materials services to certify that they only purchased gold from SoRs that purchased gold from conflict-free sources. All 35 of our gold suppliers for our packaging and materials services, accounting for 100% of our total expenditure for gold during 2013 for our packaging and materials services, provided such certifications. The following table summarizes our RCOI for the gold used in our packaging and materials services in 2013.

Companies supplying gold for our packaging and materials services	Number	%
Companies from which we purchased gold	35	100%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	35	100%
Companies that provided SoR source information	35	100%
Companies that did not provide SoR source information	0	0%
Companies that certified that SoRs were conflict-free	35	100%
Companies that did not certify that SoRs were conflict-free	0	0%

SoRs of gold for our packaging and materials services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased gold	32	100%
SoRs with Smelter ID, CFSP Compliant	25	78%
SoRs with Smelter ID, CFSP Active	0	0%
SoRs with Smelter ID, not joined CFSP	6	19%
SoRs with no Smelter ID	1	3%

Electronic Manufacturing Services

1.
During 2013, we purchased gold for our electronic manufacturing services from a total of 65 suppliers. None of these suppliers are SoRs, and all these suppliers purchased gold from SoRs or from other third parties. Based on data collected, 106 SoRs were identified from which we indirectly purchased gold in 2013 for our electronic manufacturing services. Forty-four of our gold suppliers for our electronic manufacturing services responded to our request to identify the SoRs for gold during 2013. Twenty-one did not respond. In addition, none of our direct suppliers of gold for our electronic manufacturing services that responded informed us that they were unable to collect the requested information from their suppliers during 2013.

2.
Based on an inspection of the list available at www.conflictfreesourcinginitiative.org conducted on April 25, 2014, 41 of the SoRs from which we indirectly purchased gold in 2013 for our electronic manufacturing services are participants in the CFSP operated by the CFSI.

3.
We asked our suppliers of gold for our electronic manufacturing services to certify that they only sourced gold from SoRs that purchased gold from conflict-free sources. Seventeen of our gold suppliers for our electronic manufacturing services provided such certifications, while 48 did not. The following table summarizes our RCOI for the gold used in our electronic manufacturing services in 2013.

Companies supplying gold for our electronic manufacturing services	Number	%
Companies from which we purchased gold	65	100%
Representation of total expenditure for gold	--	81%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	65	100%
Companies that provided SoR source information	44	68%
Companies that did not provide SoR source information	21	32%
Companies that certified that SoRs were conflict-free	17	26%
Companies that did not certify that SoRs were conflict-free	48	74%

SoRs of gold for our electronic manufacturing services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased gold	106	100%
SoRs with Smelter ID, CFSP Compliant	39	37%
SoRs with Smelter ID, CFSP Active	2	2%
SoRs with Smelter ID, not joined CFSP	48	45%
SoRs with no Smelter ID	17	16%

Tin

Packaging and Materials Services

1.
During 2013, we purchased tin for our packaging and materials services from a total of 52 suppliers. None of these suppliers are SoRs, and all of these suppliers purchased tin from SoRs or from other third parties. Based on the data we collected, we identified a total of 27 SoRs from which we indirectly purchased tin in 2013 for our packaging and materials services. All 52 of our tin suppliers for our packaging and materials services responded to our request, representing 100% of our total expenditure for tin during 2013 for our packaging and materials services. None of our direct suppliers of tin for our packaging and materials services informed us that they were unable to collect the requested information from their suppliers.

2.
Based on an inspection of the list available at www.conflictfreesourcinginitiative.org conducted on April 25, 2014, 18 of the SoRs from which we indirectly purchased tin in 2013 for our packaging and materials services are participants in the CFSP operated by the CFSI.

3.
We asked our suppliers of tin for our packaging and materials services to certify that they only purchased tin from SoRs that purchased tin from conflict-free sources. All 52 of our tin suppliers for our packaging and materials services which accounted for 100% of our total expenditure for tin in 2013 for our packaging and materials services provided such certifications. The following table summarizes our RCOI for the tin used in our packaging and materials services in 2013.

Companies supplying tin for our packaging and materials services	Number	%
Companies from which we purchased tin	52	100%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	52	100%
Companies that provided SoR source information	52	100%
Companies that did not provide SoR source information	0	0%
Companies that certified that SoRs were conflict-free	52	100%
Companies that did not certify that SoRs were conflict-free	0	0%

SoRs of tin for our packaging and materials services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased tin	27	100%
SoRs with Smelter ID, CFSP Compliant	13	48%
SoRs with Smelter ID, CFSP Active	5	19%
SoRs with Smelter ID, not joined CFSP	6	22%
SoRs with no Smelter ID	3	11%

Electronic Manufacturing Services

1.
During 2013, we purchased tin for our electronic manufacturing services from a total of 82 suppliers. None of these suppliers are SoRs and all these suppliers purchased tin from SoRs or from other third parties. Based on data collected, 102 SoRs were identified from which we indirectly purchased tin for our electronic manufacturing services in 2013. Sixty-two of our tin suppliers for our electronic manufacturing services responded to our request to identify the SoRs for tin during 2013. Twenty did not respond. None of our suppliers of tin for our electronic manufacturing services that responded informed us that they were unable to collect the requested information from their suppliers during 2013.

2.
Based on an inspection of the list available at www.conflictfreesourcinginitiative.org conducted on April 25, 2014, 24 of the SoRs from which we indirectly purchased tin for our electronic manufacturing services in 2013 are participants in the CFSP operated by the CSFI.

3.
We asked our suppliers of tin for our electronic manufacturing services to certify that they only sourced tin from SoRs that purchased tin from conflict-free sources. Twenty-five of our tin suppliers for our electronic manufacturing services provided such certifications, while 57 did not. The following table summarizes our RCOI for the tin used in our electronic manufacturing services in 2013.

Companies supplying tin for our electronic manufacturing services	Number	%
Companies from which we purchased tin	82	100%
Representation of total expenditure for tin	--	86%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	82	100%
Companies that provided SoR source information	62	76%
Companies that did not provide SoR source information	20	24%
Companies that certified that SoRs were conflict-free	25	31%
Companies that did not certify that SoRs were conflict-free	57	69%

SoRs of tin for our electronic manufacturing services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased tin	102	100%
SoRs with Smelter ID, CFSP Compliant	13	13%
SoRs with Smelter ID, CFSP Active	11	11%
SoRs with Smelter ID, not joined CFSP	35	34%
SoRs with no Smelter ID	43	42%

Tungsten

Packaging and Materials Services

1.
During 2013, we purchased tungsten for our packaging and materials services from 1 supplier. This supplier is not an SoR, and did purchase tungsten from an SoR or another third party. Based on data we collected, we identified 1 SoR from which we indirectly purchased tungsten for our packaging and materials services in 2013. Our single tungsten supplier for our packaging and materials services responded to our request, representing 100% of our total expenditure for tungsten for our packaging and materials services during 2013. Our single supplier for tungsten for our packaging and materials services informed us that it was able to collect the requested information from its supplier.

2.	Based on an inspection of the list available at

www.conflictfreesourcinginitiative.org conducted on April 25, 2014, the SoR from which we indirectly purchased tungsten for our packaging and materials services in 2013 is an active participant in the Tungsten Industry-Conflict Minerals Council, or TI-CMC, program.

3.
We asked our supplier of tungsten for our packaging and materials services to certify that it only purchased tungsten from SoRs that purchased tungsten from conflict-free sources. Our tungsten supplier for our packaging and materials services, which supplied us 100% of our total expenditure for tungsten for our packaging and materials services during 2013, provided such a certification. The following table summarizes our RCOI for the tungsten used in our packaging and materials services in 2013.

Companies supplying tungsten for our packaging and materials services	Number	%
Companies from which we purchased tungsten	1	100%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	1	100%
Companies that provided SoR source information	1	100%
Companies that did not provide SoR source information	0	0%
Companies that certified that SoRs were conflict-free	1	100%
Companies that did not certify that SoRs were conflict-free	0	0%

SoRs of tungsten for our packaging and materials services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased tungsten	1	100%
SoRs with Smelter ID, CFSP Compliant	0	0%
SoRs with Smelter ID, TI-CMC Active	1	100%
SoRs with Smelter ID, not joined CFSP	0	0%
SoRs with no Smelter ID	0	0%

Electronic Manufacturing Services

1.	During 2013, we purchased tungsten for our electronic manufacturing services from a total of 32 suppliers. None of these suppliers are SoRs and all these suppliers purchased tungsten from SoRs or from other third parties. Based on data collected, 31 SoRs were identified from which we indirectly purchased tungsten for our electronic manufacturing services in 2013. Thirty of our tungsten suppliers for our electronic manufacturing services responded to our request to identify the SoRs for tungsten during 2013. Two did not reply. None of our direct suppliers of tungsten for our electronic manufacturing services that responded informed us that they were unable to collect the requested information from their suppliers during 2013.

2.
Based on an inspection of the list available at www.conflictfreesourcinginitiative.org conducted on April 25, 2014, 13 of the SoRs from which we indirectly purchased tungsten for our electronic manufacturing services in 2013 are active participants in either the CFSP operated by the CFSI or the TI-CMC program.

3.
We asked our suppliers of tungsten for our electronic manufacturing services to certify that they only purchased tungsten from SoRs that purchased tungsten from conflict-free sources. Thirteen of our tungsten suppliers for our electronic manufacturing services during 2013 provided such certifications, while 19 did not. The following table summarizes our RCOI for the tungsten used in our electronic manufacturing services in 2013.

Companies supplying tungsten for our electronic manufacturing services	Number	%
Companies from which we purchased tungsten	32	100%
Representation of total expenditure for tungsten	--	20%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	32	100%
Companies that provided SoR source information	30	94%
Companies that did not provide SoR source information	2	6%
Companies that certified that SoRs were conflict-free	13	41%
Companies that did not certify that SoRs were conflict-free	19	59%

SoRs of tungsten for our electronic manufacturing services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased tungsten	31	100%
SoRs with Smelter ID, CFSP Compliant	0	0%
SoRs with Smelter ID, TI-CMC or CFSP Active	13	42%
SoRs with Smelter ID, not joined CFSP	8	26%
SoRs with no Smelter ID	10	32%

Tantalum

Packaging and Materials Services

We do not add tantalum in any manufacturing processes for our packaging and materials services.

Electronic Manufacturing Services

1.
During 2013, we purchased tantalum for our electronic manufacturing services from a total of 33 suppliers. None of these suppliers are SoRs, and all these suppliers purchased tantalum from SoRs or from other third parties. Based on the data collected, 20 SoRs were identified from which we indirectly purchased tantalum for our electronic manufacturing services in 2013. Thirty-two of our tantalum suppliers for our electronic manufacturing services responded to our request to identify the SoRs for tantalum during 2013. One did not reply. None of our direct suppliers of tantalum for our electronic manufacturing services that responded informed us that they were unable to collect the requested information from their suppliers during 2013.

2.
Based on an inspection of the list available at www.conflictfreesourcinginitiative.org conducted on April 25, 2014, 19 of the SoRs from which we indirectly purchased tantalum for our electronic manufacturing services in 2013 are participants in the CFSP operated by the CSFI.

3.
We asked our suppliers of tantalum for our electronic manufacturing services to certify that they only purchased tantalum from SoRs that purchased tantalum from conflict-free sources. Fifteen of our tantalum suppliers for our electronic manufacturing services provided such certifications, while 18 did not. The following table summarizes our RCOI for the tantalum used in our electronic manufacturing services in 2013.

Companies supplying tantalum for our electronic manufacturing services	Number	%
Companies from which we purchased tantalum	33	100%
Representation of total expenditure for tantalum	--	21%
Companies that were SoRs	0	0%
Companies that bought from SoRs or other sources	33	100%
Companies that provided SoR source information	32	97%
Companies that did not provide SoR source information	1	3%
Companies that certified that SoRs were conflict-free	15	46%
Companies that did not certify that SoRs were conflict-free	18	54%

SoRs of tantalum for our electronic manufacturing services (as of April 25, 2014)	Number	%
SoRs from which we indirectly purchased tantalum	20	100%
SoRs with Smelter ID, CFSP Compliant	19	95%
SoRs with Smelter ID, CFSP Active	0	0%
SoRs with Smelter ID, not joined CFSP	1	5%
SoRs with no Smelter ID	0	0%

Part I – Due Diligence

Design of Due Diligence

ASE has adopted the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas as the framework for performing conflict minerals due diligence, and for reporting the structure, process and findings in our Conflict Minerals Report.

Due Diligence Measures Performed

A.           Communication

The ASE Group Corporate Policy for Sourcing Conflict Minerals is posted on our website (and attached here as Annex A) as well as distributed to each of our suppliers of conflict minerals who must agree in writing that the policy will be complied with.

Additionally, we require each supplier to certify they are not providing materials or products to us that are not conflict-free.

Finally, every factory manager must certify they comply with our conflict minerals policy. They are also responsible for communicating the policy throughout their organizations and implementing procedures to ensure compliance.

B.           Internal Management Team Supporting Supply Chain Due Diligence

Our conflict minerals management team is a comprehensive cross-functional team under the direction of our Chief Operating Officer. The team provides planning, analysis, management, tracking, monitoring and communication for the business wide initiative. Regular and frequent meetings are held to ensure progress against requirements.

C.           System of Controls and Transparency

Conflict minerals procedures are documented in our specifications system and managed by our quality organization. The bills-of-materials required for different customer products across all manufacturing operations are controlled by our manufacturing execution system software.

The primary method for gathering conflict mineral data is through the deployment of reporting templates authored by the EICC-GeSI. We store this data on a comprehensive filing system that supports ensuring the currency of the data.

We have not taken steps to perform an in-depth analysis of, or to validate, the information provided to us by our suppliers in their EICC-GeSI declarations submitted to us.

D.           Identification And Assessment of Risk in the Supply Chain

Our process for identifying conflict minerals risk in the supply chain is as follows:

(a)	Identify all direct materials and components in the supply chain that contain conflict minerals

(b)	Identify suppliers of materials and components that contain conflict materials

(c)	Gather EICC-GeSI templates from all suppliers of conflict minerals

(d)	Assess data gathered on templates to identify potential inconsistencies or “red flags”

(e)	Follow up as appropriate to resolve items of concern

(f)	Depending on the enormity and complexity of the supply chain:

•	Assess the value of the annual purchase volume of all conflict minerals

•	Prioritize conflict mineral sources by dollar volume to leverage impact from available analytical resources

E.           Procedure, Supplier Declarations, Including DRC Conflict-Free Determinations

We request current EICC-GeSI reporting templates from all our suppliers of conflict minerals. We verify reported SoR inputs against the CFSP lists of certified and active SoRs.

We request a certification (Conflict-Free Minerals Compliance Representations) from all conflict minerals suppliers certifying that they are not providing conflict minerals from conflict affected areas within the Covered Countries.

F.           Validation of Supplier Declarations

For 2013 reporting purposes, we have not performed in-depth analysis and validation of all supplier declarations provided to us.

G.           Mitigating Risk

Our packaging and materials services mitigate supply chain risk to conflict minerals in the following ways:

(a)	We work with non-compliant suppliers to obtain CFSP certification, or an equivalent. Suppliers unwilling or incapable of achieving such certification are replaced with compliant suppliers.

(b)
For compliance year 2013, we received EICC-GeSI templates from 100% of our conflict mineral suppliers. We also received certifications from 100% of our conflict minerals suppliers that they are not providing materials that are not “DRC Conflict Free.”

(c)
For compliance year 2014, we intend to perform additional analysis on the information provided by our major suppliers and begin interfacing with our other suppliers, both on our own and in conjunction with industry organizations such as EICC and GeSI.

Our electronic manufacturing services mitigate supply chain risk to conflict minerals in the following ways:

(a)	We work with non-compliant suppliers to obtain CFSP certification, or an equivalent. Suppliers unwilling or incapable of achieving such certification are replaced with compliant suppliers.

(b)	For compliance year 2013, our electronic manufacturing services identified 99 suppliers that accounted for 85% of our conflict minerals content.

(c)
For compliance year 2014, we intend to perform additional analysis on the information provided by our major suppliers and begin interfacing with our other suppliers, both on our own and in conjunction with industry organizations such as EICC and GeSI.

Part II – Products With Necessary Conflict Minerals

We are reporting that we have determined that all conflict minerals necessary to the functionality or production of a product manufactured by ASE or contracted by ASE to be manufactured for the 2013 reporting period are “DRC Conflict Undeterminable.” We have not found that we are using minerals that financed or benefited armed groups.

Description of Products

We offer semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronic manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications. We utilize gold, tantalum, tin and tungsten in our packaging, materials services and electronic manufacturing services. We do not use gold, tantalum, tin and tungsten in our testing services.

Our packaging products or services include: advanced packaging (including bumping, flip chip, chip scale and SiP package); IC wirebonding (including leadframe-based packages such as QFP/TQFP, QFN/MCC and PLCC/PDIP and substrate-based packages, such as various BGA package types and LGA); discrete and others.

Our materials products are interconnect materials that connect the input/output on the semiconductor dies to the printed circuit board. Interconnect materials include substrates, which are multi-layer miniature printed circuit boards, and are an important element of the electrical characteristics and overall performance of semiconductors. We produce substrates for use in our packaging operations.

The key products and services we offer to our electronic manufacturing services customers include: computers (including motherboards for server & desktop PC; peripheral; port replicator; network attached storage; and technical services); communications (including Wi-Fi; WiMAX; SiP and Hybrid SiP); consumer products (including control boards for flat panel devices); automotive electronics (including automotive electronic manufacturing services, car LED lighting and regulator/rectifier); and industrial products (including point-of-sale systems and smart handheld devices).

Facilities Used to Process Necessary Conflict Minerals

The SoRs, where known, for all suppliers described above are listed below:

Packaging and Materials Services

Gold	Tin	Tungsten
1AUS046	2BEL017	4USA007
1CAN064	2BOL010
1CHE004	2BOL022
1CHE035	2BRA018
1CHE063	2BRA054
1CHL014	2BRA063
1CHN053	2CHN011
1CHN054	2CHN012
1CHN065	2CHN047
1DEU017	2CHN048
1DEU018	2IDN009
1HKG019	2IDN027
1HKG036	2IDN028
1JPN005	2IDN030
1JPN015	2IDN032
1JPN021	2IDN040
1JPN028	2IDN042
1JPN034	2IDN049
1JPN039	2JPN020
1JPN040	2MYS016
1JPN057	2PER019
1JPN058	2POL064
1JPN060	2THA046
1JPN071	2USA001
1JPN072	Gldschm
1JPN073	Trotter
1JPN074	Met Res
1KOR032
1USA025
1USA043
1ZAF049
Metalor

Electronic Manufacturing Services

Gold	Tin	Tantalum	Tungsten
1AUS046	2BEL017	3AUT011	4AUT012
1BEL062	2BOL010	3CHN001	4CHN002
1BRA003	2BOL022	3CHN003	4CHN003
1BRA061	2BRA018	3CHN009	4CHN004
1CAN024	2BRA054	3CHN015	4CHN009
1CAN050	2BRA063	3CHN017	4CHN010
1CAN064	2CHN011	3CHN019	4CHN014
1CHE004	2CHN012	3CHN020	4CHN015
1CHE011	2CHN013	3DEU006	4CHN016
1CHE035	2CHN014	3JPN008	4CHN018
1CHE045	2CHN015	3JPN023	4CHN021
1CHE063	2CHN047	3KAZ014	4CHN022
1CHE068	2CHN048	3RUS012	4CHN023
1CHL014	2CHN050	3USA002	4DEU008
1CHN020	2CHN051	3USA004	4JPN017
1CHN023	2CHN052	3USA005	4JPN020
1CHN053	2CHN055	3USA010	4RUS013
1CHN054	2IDN003	3USA016	4USA001
1CHN059	2IDN004	3USA018	4USA007
1CHN065	2IDN005	3ZAF024	4USA026
1CHN066	2IDN006		4VNM019
1CHN079	2IDN007
1DEU001	2IDN008
1DEU007	2IDN009
1DEU017	2IDN023
1DEU018	2IDN024
1ESP052	2IDN025
1HKG019	2IDN026
1HKG036	2IDN027
1IDN048	2IDN028
1ITA013	2IDN029
1JPN005	2IDN030
1JPN015	2IDN031
1JPN021	2IDN032
1JPN022	2IDN033
1JPN028	2IDN034
1JPN034	2IDN035
1JPN039	2IDN036
1JPN040	2IDN037
1JPN057	2IDN038

Gold	Tin	Tantalum	Tungsten
1JPN058	2IDN039
1JPN060	2IDN040
1JPN071	2IDN041
1JPN072	2IDN042
1JPN073	2IDN043
1JPN074	2IDN044
1JPN077	2IDN045
1JPN078	2IDN049
1JPN080	2IDN058
1JPN950	2IDN059
1KAZ029	2JPN020
1KGZ030	2MYS016
1KOR012	2PER019
1KOR032	2POL064
1KOR081	2RUS021
1KOR082	2THA046
1KOR083	2USA001
1KOR084
1KOR085
1KOR086
1KOR087
1MEX010
1MEX038
1NLD051
1PHL008
1RUS016
1RUS026
1RUS027
1RUS041
1RUS044
1RUS047
1RUS055
1RUS067
1SAU031
1SWE009
1TUR006
1TUR069
1TUR070
1TWN056
1USA025
1USA033
1USA037
1USA043
1USA075
1USA076
1USA088
1UZB002
1UZB042
1ZAF049

Country of Origin of Necessary Conflict Minerals

Multiple countries of origin are possible for the necessary conflict minerals produced by each of the SoRs listed above, including the Democratic Republic of Congo or other Covered Countries. A comprehensive list of such countries is not known by us.

Efforts to Determine the Mine or Location of Origin

For this report we focused on determining the SoRs that sourced the conflict minerals used in our products and services and the conflict status of those sources using data from the CFSI. Because multiple countries of origin are possible for the necessary conflict minerals produced by each of the SoRs listed above, including the Democratic Republic of Congo or other Covered Countries, a detailed list of the mines or location of origin of minerals is not known by us.

Part III – Independent Private Sector Audit

Because our reporting status for 2013 is “DRC Conflict Undeterminable,” we are not required to submit an independent private sector audit for 2013.

Annex A – ASE Group Corporate Policy for Sourcing Conflict Minerals

The mining and distribution of “conflict minerals”1 originating from the Democratic Republic of Congo are sometimes controlled by violent organizations in order to fund conflict in that country and adjacent regions. Our industry supply chains are inadvertently subject to metals derived from these conflict minerals which can be introduced through the metals we use such as gold, tin, tantalum and tungsten. ASE Group is dedicated to the elimination of these conflict minerals in our supply chain, and to use only conflict-free minerals2 responsibly sourced around the world. It is also our objective to support the continued use of conflict-free minerals from the DRC and the adjacent regions such that responsible mining is not diminished.

All suppliers to ASE Group must support this policy by:

(a)
being diligent in their assessment and validation of their supply chains to ensure ASE Group’s objectives of a transparent supply chain, and conflict-free purchases as inputs to the services and products we produce.

(b)	at all times be in compliance with all regional and international regulations for conflict minerals.

(c)	at all times be in compliance with industry standards for the sourcing and reporting of conflict minerals.

(d)	being diligent and accurate in their formal assurances of conflict-free minerals provided to us.

1 Conflict minerals are columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives as defined in the Dodd-Frank Act section 1502 and SEC Rule 13p-1 under the Securities Exchange Act of 1934.

2 Conflict-free minerals are conflict minerals that through their distribution directly or indirectly do not benefit violent organizations in the Democratic Republic of Congo and its adjacent regions.